Exhibit 12.1

511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

June 21, 2022

Virtuoso Surgical, Inc.

5701 Old Harding Pike, Suite 200

Nashville, TN 37205

Re:	Virtuoso Surgical, Inc.

Ladies and Gentlemen:

In our capacity as special securities counsel to Virtuoso Surgical, Inc., a Tennessee corporation (the “Company”), we have examined the Offering Statement on Form 1-A (the “Offering Statement”) filed by the Company pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 333,333 shares of Common Stock, no par value (the “Common Stock”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Offering Statement, to the extent issued and sold in the manner and on the terms described in the Offering Statement, will be duly authorized and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

The foregoing opinion is limited to matters arising under the Tennessee Business Corporation Act as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Offering Statement under the provisions of the Securities Act, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP